Exhibit 10.16

[**] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

SUPPLY AGREEMENT FOR RECONSTITUTED TOBACCO

THIS AGREEMENT (the “Agreement”) is entered into this 2nd day of September, 2004, (the “Effective Date”), by and between R.J. REYNOLDS GLOBAL PRODUCTS, INC., a Delaware corporation, with its principal office at 401 N. Main Street, Winston-Salem, North Carolina (hereinafter “RJRGPI”), and LORILLARD TOBACCO COMPANY, a Delaware corporation, with its principal office at 714 Green Valley Road, Greensboro, North Carolina 27408 (hereinafter “Lorillard”).

W I T N E S S E T H:

WHEREAS, RJRGPI’s affiliate, R.J. Reynolds Tobacco Company (“RJRTC”) is a manufacturer of reconstituted tobacco as defined herein, and

WHEREAS, Lorillard is willing to pay RJRGPI to provide Reconstituted Tobacco manufactured by RJRTC in accordance with the terms and conditions of this Agreement, and

WHEREAS, reconstituted tobacco is an important component of Lorillard’s cigarette products; and

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants and subject to the terms and conditions herein contained, the parties hereto agree as follows:

1.	DEFINITIONS

1.01 The term “Contract Year” shall mean the twelve (12) month period following the beginning of the Initial Term and such subsequent twelve (12) month periods thereafter, including any Rollover Periods.

1.02 “Convert” or any other form of the word shall mean the processing of tobacco materials into reconstituted tobacco sheets.

1.03 “Order(s)” shall mean Lorillard’s written instructions to RJRGPI to have tobacco materials Converted into stated quantities of Reconstituted Tobacco pursuant to Sub-paragraph 2.02.

1.04 “Reconstituted Tobacco” as used herein means a sheet and/or sheets prepared by RJRTC under contract with RJRGPI from tobacco materials supplied by Lorillard hereunder, or from tobacco materials which RJRGPI may cause RJRTC to supply to Lorillard from time to time hereunder, said sheet(s) having the specifications and properties set forth in Appendix “A”.

1.05 “R.J. Reynolds Tobacco Company Factory” shall mean RJRTC’S manufacturing facility located at 1001 Reynolds Boulevard, Building 603-1, Winston-Salem, North Carolina.

1.06 “Specifications” shall mean the properties and ingredients of Reconstituted Tobacco as set forth in Appendix “A” attached hereto and made a part hereof, and as may be revised from time to time by written agreement of the parties.

2.	SUPPLY OF RECONSTITUTED TOBACCO

2.01 Lorillard shall furnish and deliver to the R.J. Reynolds Tobacco Company Factory, at such times as RJRGPI may reasonably specify, tobacco materials in an amount sufficient and of acceptable quality to produce Reconstituted Tobacco. In addition, RJRGPI agrees that it may, to the extent possible and upon Lorillard’s reasonable request, cause RJRTC to supply tobacco materials for use in producing Reconstituted Tobacco hereunder; provided, however, RJRGPI shall have the right, in its sole discretion, to decline to cause RJRTC to supply any portion of the tobacco materials hereunder, for any reason or no reason, without penalty or liability. All tobacco materials supplied by Lorillard hereunder, including such materials contained within the Converted Reconstituted Tobacco, shall remain the property of Lorillard; however, RJRGPI agrees to cause RJRTC to insure such tobacco materials, to the extent of the replacement value thereof, against loss or damage while such tobacco materials are in RJRTC’s possession. Title to the Reconstituted Tobacco shall pass from RJRGPI to Lorillard FOB R.J. Reynolds Tobacco Company Factory or other facility acceptable to both parties.

2.02 Approximately thirty (30) days prior to the beginning of each three (3) month period of a Contract Year, Lorillard shall communicate to RJRGPI an estimate of the number of pounds of Reconstituted Tobacco which it expects to Order during the ensuing three (3) month period and an updated estimate of the number of pounds of Reconstituted Tobacco that it expects to Order for the remainder of the Contract Year.

2.03 RJRGPI will cause RJRTC to Convert and deliver a sufficient amount of Reconstituted Tobacco to meet the requirements of Lorillard as may be set forth pursuant to Sub-paragraph 2.02, and Lorillard agrees to purchase all of the Reconstituted Tobacco it requires from RJRGPI, subject to the following provisions. Lorillard shall have the right to:

(a)	otherwise obtain reconstituted tobacco from alternative sources for research or competitive assessment in quantities as may be reasonably appropriate to such purposes;

(b)	otherwise obtain grades of reconstituted tobacco not covered by this Agreement when a person or entity not a party to this Agreement has developed a new reconstituted tobacco product or reconstituted tobacco product improvement. Subject to restrictions imposed by any third-party intellectual property rights in the new or improved reconstituted tobacco, Lorillard hereby grants to RJRGPI a right of first refusal to cause RJRTC to supply Lorillard’s requirements of any such new or improved reconstituted tobacco product. RJRGPI shall have ninety (90) days from the date of receipt of the specifications for such new or improved reconstituted tobacco product in which to notify Lorillard of its intent to begin to cause RJRTC to supply such new or improved reconstituted tobacco product on the same terms and conditions as are set forth in this Agreement, or as the parties may otherwise agree from time to time with respect to this Sub-Paragraph.

(c)	obtain reconstituted tobacco from other suppliers in the event Lorillard’s annual requirements, as forecast pursuant to Sub-paragraph 2.02, exceed the amount of Reconstituted Tobacco that RJRGPI is able to have produced for Lorillard at the R.J. Reynolds Tobacco Company Factory, provided, however, that Lorillard has first provided RJRGPI the reasonable opportunity to cause RJRTC to increase its production capacity to supply Lorillard’s additional requirements at the prices established in this Agreement.

3.	PRICES AND INVOICES

3.01 During the Initial Term of this Agreement (as defined in Section 4.01), the prices per pound for the Converted Reconstituted Tobacco ordered for delivery under this Agreement shall be set forth in Appendix “B,” attached hereto and made a part hereof. Such pricing levels may be modified for any subsequently entered Rollover Terms (as defined in Sub-paragraph 4.02) by mutual agreement of the parties.

3.02 RJRGPI shall invoice Lorillard on or about the third (3rd) day of each month for Reconstituted Tobacco delivered during the preceding month. Lorillard will pay RJRGPI for all Reconstituted Tobacco delivered pursuant to this Agreement within fourteen (14) calendar day(s) of the date of its receipt of said invoice. Payment shall be made via Automated Clearinghouse (“ACH”).

4.	TERM & TERMINATION

4.01 This Agreement shall become effective on the Effective Date set forth in the Preamble above. The Initial Term shall begin immediately after Lorillard’s Supply Agreement for Reconstituted Tobacco with Brown & Williamson Tobacco Corporation is terminated, but in any event, no later than July 1, 2005 and remain in full force for five (5) years from the beginning of the Initial Term.

4.02 At the end of the Initial Term, this Agreement will automatically renew for a term of one (1) year from the end of the Initial Term and for such twelve (12) month periods thereafter (the “Rollover Period(s)”) until terminated. The parties agree to negotiate new terms for any Rollover Period(s) at a mutually agreed upon time. In the event the parties are unable or unwilling to agree to such new terms, either party may give the other written notice of termination (“Termination Notice”) pursuant to Sub-Paragraph 13.08. This Agreement will terminate twelve (12) months from the date the Termination Notice is received, unless this Agreement is terminated pursuant to Sub-Paragraph 4.03 or 4.04.

4.03 This Agreement may also be terminated by either party in the event of any material breach of any of the terms hereof, if the offending party, after having been given written notice of such breach, shall fail to cure such breach within thirty (30) days of receipt of such notice. In such event, the non-offending party may elect to give notice of termination of this Agreement, effective as of the date provided in such notice, but no later than one hundred twenty (120) days after the expiration of the cure period. Failure to so terminate within such one hundred twenty (120) day period shall be deemed to be a waiver only of the specific event of breach with respect to which such notice of breach was given.

4.04 This Agreement may be terminated by Lorillard for failure of the Reconstituted Tobacco to meet any applicable U.S. federal or state regulatory requirements, provided however, before terminating this Agreement the parties agree to use their best efforts to make such changes to the Reconstituted Tobacco that may be necessary to cure any such failure. If the parties have not so cured such failure within 180 days from the date of notice of any such failure, then Lorillard may terminate this Agreement immediately on written notice to RJRGPI.

4.05 Notwithstanding any other provision in this Agreement, Lorillard shall have the right to obtain reconstituted tobacco from other suppliers during any period in which RJRGPI has the right to and exercises the right to cause RJRTC to be excused from performance under this Agreement pursuant to Paragraph 10, or for any reason, refuses or fails to cause RJRTC to perform under this Agreement its obligation to Convert and supply Reconstituted Tobacco to Lorillard, including, but not limited to RJRGPI’s failure to cause RJRTC to deliver an Order within thirty (30) days after the date upon which such Order was scheduled for delivery to Lorillard.

4.06 Notwithstanding anything to the contrary in this Agreement, the provisions of Paragraphs 6.01(c), 9, 11 12, 13.08, and 13.09 shall survive any expiration or earlier termination of this Agreement.

5.	LORILLARD SPECIFICATIONS

5.01 The Lorillard Specifications for Reconstituted Tobacco are set forth in Appendix “A” and may be amended from time to time by Lorillard’s Vice President, Leaf Operations. Changes to any Specification identified in Appendix “A” will be submitted in writing to RJRGPI in letter (“Notice”) by Lorillard’s Vice President, Leaf Operations whereupon receipt and acceptance thereof will be acknowledged by countersigning a copy of the letter and returning it to:

Vice President, Leaf Operations

P.O. Box 21688

2525 E. Market Street

Greensboro, NC 27420-1688

If RJRGPI is unable to cause RJRTC to meet the new specification set forth in the Notice, it will notify Lorillard’s Vice President, Leaf Operations, in writing of its objections no later than ten (10) business days from the date of the Notice. The parties will amicably seek to mutually resolve the objections and the solution will be submitted to RJRGPI in writing as a follow-up Notice. Notices shall be in letter form as represented by Appendix “C.”

5.02 RJRGPI will cause RJRTC to provide a certification that each shipment of Reconstituted Tobacco meets the Lorillard Specifications based on RJRTC testing methods. RJRTC and Lorillard will conduct necessary trials to correlate the testing methods from RJRTC and Lorillard; Such correlation to be mutually agreed upon by both parties. Final specifications and testing methods will be outlined in Appendix “A” at the time they are determined. RJRGPI will cause RJRTC to provide written certification for each production period. The written certification will contain the results of the analysis as described in Appendix “A.”

5.03 RJRGPI will cause RJRTC to provide representative samples for each production period to Lorillard as set forth in Appendix “A.”

5.04 Lorillard may, at its option, reject any shipment which, in Lorillard’s reasonable opinion is not suitable for use, such reasons for rejection including, but not limited to, contamination such as mold, odor, padding, unacceptable particle size or foreign matter, or which does not meet the Lorillard Specifications as represented by a proper analysis of the shipment. Lorillard shall conduct an initial analysis of the representative samples referenced in Sub-paragraph 6.03, and shall reject or accept the applicable shipment based on this analysis. In addition, Lorillard will conduct a final analysis of the Reconstituted Tobacco upon incorporation of the product into Lorillard’s manufacturing process, and may reject the applicable shipment only if it finds excessive padding. RJRGPI may, in its sole discretion, make any disposition of rejected material, but RJRGPI shall compensate Lorillard for the cost of the raw material supplied by Lorillard and used in the rejected material, and shall issue Lorillard a credit for any cost, including freight costs, paid by Lorillard to RJRGPI for Converting that material.

Lorillard shall not return any material until RJRGPI is notified in writing by Lorillard concerning the reason for rejection, and RJRGPI shall have had the opportunity to inspect the rejected material.

6.	MAINTENANCE OF LORILLARD INVENTORY AND RECORDS

6.01 Through contract, RJRGPI shall cause RJRTC to:

(a)	segregate tobacco material and Reconstituted Tobacco from similar types of inventory owned or possessed by RJRTC; and

(b)	maintain tobacco materials and Reconstituted Tobacco in good condition and take all steps necessary for their preservation and safekeeping; and

(c)	maintain inventory and production records and make such available as reasonably requested by Lorillard.

7.	LORILLARD ACCESS TO RJRGPI’S FACILITIES

7.01 Lorillard shall, on reasonable notice and during such periods that RJRTC is Converting Reconstituted Tobacco for Lorillard’s ultimate use, have access to those areas of the R.J. Reynolds Tobacco Company Factory reasonably necessary to allow Lorillard to observe and inspect RJRTC’s Conversion of Lorillard tobacco. Lorillard employees, when visiting RJRTC’s facilities, shall sign a confidentiality agreement, when RJRTC determines it necessary.

7.02 Lorillard shall, on reasonable notice and during reasonable hours, be entitled to inspect and audit the inventory and records of usage of tobacco materials supplied by Lorillard and processed into Reconstituted Tobacco hereunder.

8.	NEW PRODUCTS/SPECIFICATIONS

8.01 RJRGPI shall cause RJRTC, as reasonably requested from time to time by Lorillard, to make machine time available (to the extent permitted and warranted by RJRTC’s business conditions), including machine time at RJRTC’s pilot plant, for processing and converting reconstituted tobacco products with different specifications or processing conditions than the Reconstituted Tobacco, in order for Lorillard to analyze and otherwise evaluate the acceptability of any such new or improved reconstituted tobacco product. Such work shall be undertaken at a price or fee mutually agreeable to the parties and subject to any other appropriate terms and conditions the parties may negotiate. RJRTC’s only obligation with respect to the development of any such new or improved product shall be limited to such testing and/or analysis it may deem appropriate for it to reasonably insure that it can manufacture and process such reconstituted tobacco product to Lorillard’s Specifications.

9.	CONFIDENTIALITY

9.01 RJRGPI shall use its best efforts to insure that all information with respect to pricing, orders, formulae, additives, specifications, other raw materials, treatments, trade secrets, processes and techniques furnished by Lorillard under this Agreement, including the Lorillard Specifications, are kept confidential within RJRGPI and RJRTC and are disclosed only to persons having a need to know such information, such persons to include, but not be limited to (i) persons providing analytical data, (ii) RJRTC’s and RJRGPI’s attorneys, and (iii) such other persons whose knowledge of such confidential information is necessary for the purposes of this Agreement, for the protection of employee safety, company property, or for compliance with federal, state or local environmental rules and regulations, provided the identity of such other persons is given to Lorillard and that such other persons are notified of the terms of this Paragraph 9. Except for the foregoing, such information shall not be published or disclosed to third parties without the written consent of Lorillard.

9.02 Lorillard shall use its best efforts to insure that any information with respect to orders, formulae, additives, specifications, other raw materials, treatments, trade secrets, processes, production methods, and techniques furnished by RJRGPI and RJRTC are kept confidential and not published or disclosed to third parties, or to Lorillard employees who do not need to know for purposes of purchasing and testing of Reconstituted Tobacco from RJRGPI, without the prior written consent of RJRGPI. Lorillard may use this information to qualify RJRTC to Convert tobacco material into additional grades of Reconstituted Tobacco for Lorillard and for purposes of purchasing Reconstituted Tobacco from RJRGPI, and Lorillard shall not use this information for other purposes without the prior written consent of RJRGPI.

9.03 The term “best efforts” is herein defined as treatment of confidential information at least equal to the effort the parties use for their own confidential information.

9.04 The respective obligations of Lorillard, RJRGPI, and RJRTC under this Paragraph 9 shall not apply to any information that (i) is or becomes public without breach of this Agreement, (ii) is developed independently by the party receiving the information without use of any confidential information disclosed by the other party under this Agreement, (iii) is in the possession of the party receiving the information prior to its receipt of the information, or (iv) becomes known to the party receiving the information from a source other than the disclosing party.

10.	FORCE MAJEURE

10.01 Neither RJRGPI nor Lorillard shall be liable to any party by reason of delay for non-performance, if and for so long as such delay or non-performance is caused by occurrences beyond the reasonable control of the parties (hereinafter “Force Majeure Event”) including, but not limited to the following: acts of God; expropriation or confiscation of facilities; acts of war, rebellion, insurrection, sabotage or terrorism, or damage resulting therefrom; fires, floods, explosions; or any cause, whether or not of the same class or kind as those specifically named above, not within the reasonable control of the party whose performance is affected.

10.02 The parties recognize that RJRTC will be converting both its own needs and Lorillard’s needs for Reconstituted Tobacco, and that RJRTC has also contracted to supply Reconstituted Tobacco to other parties (the “Third Parties”). During any period in which, because of any Force Majeure Event, RJRTC is unable to fulfill its own needs, its obligations to the Third Parties, and its obligations to supply Reconstituted Tobacco under this Agreement, RJRGPI agrees to cause RJRTC to the extent it is able to produce any Reconstituted Tobacco, to produce amounts of Reconstituted Tobacco for its own needs and for each of the parties with which it has contracted for the supply of Reconstituted Tobacco in proportion to the respective volumes of Reconstituted Tobacco to be produced for each party in the Contract Year during which the Force Majeure Event occurs.

11.	INDEMNIFICATION

11.01 Each party hereby agrees to indemnify, protect, save and keep harmless the other party, its parent, affiliates and subsidiaries and the directors, officers, employees, agents, successors and assigns of each of them, from and against any and all liabilities, obligations, costs, expenses (including reasonable attorneys’ fees), losses, damages, penalties, judgments, claims, actions and suits brought by or through any third party imposed on, incurred by, or asserted against any one or more of them because of the breach of the other party’s obligations hereunder.

11.02 Lorillard agrees to indemnify, protect, save and keep harmless RJRGPI, its parent, affiliates and subsidiaries and the directors, officers, employees, agents, successors and assigns of each of them, from and against any and all liabilities, obligations, costs, expenses (including reasonable attorneys’ fees), losses, damages, penalties, judgments, claims, actions and suits brought by or through any third party imposed on, incurred by, or asserted against any one or more of them because of the sale, resale, consumption, or use of any of the Reconstituted Tobacco, or any product made therefrom by Lorillard, or by a subsequent purchaser of the Reconstituted Tobacco from Lorillard. This indemnity does not apply where the Reconstituted Tobacco supplied by RJRGPI fails to meet the Lorillard Specifications, as per correlation studies to RJRTC testing methods and the liabilities for which this indemnity is claimed result from such failure as per correlation studies to RJRTC testing methods by RJRGPI.

11.03 Each party agrees to give the other party prompt notice of any claimed liabilities coming within the purview of this Paragraph 11 and to cooperate fully in the defense thereof.

12.	WARRANTIES

12.01 RJRGPI shall cause RJRTC to warrant that the Reconstituted Tobacco shall meet the Lorillard Specifications, as per correlation studies to RJRTC testing methods and agrees to indemnify, protect, save and keep harmless Lorillard and its officers, employees, agents, successors and assigns from and against any and all liabilities, obligations, costs, expenses (including reasonable attorneys’ fees), losses, damages, penalties, judgments, claims, actions and suits brought by any third party imposed on, incurred by, or asserted against one or more of them directly as a result of RJRGPI’s negligence in failing to prevent RJRTC from adding any substance to the Reconstituted Tobacco other than as provided in the description referred to in the Lorillard Specifications, as per correlation studies to RJRTC testing methods and/or specified in a formula provided to RJRGPI, or otherwise disclosed by Lorillard. Lorillard agrees to give RJRGPI prompt notice of any claimed liabilities coming within the purview of this Sub-Paragraph and to cooperate fully in the defense thereof. Other than as set forth herein, no warranties are given in connection with the Conversion by RJRTC of tobacco materials into Reconstituted Tobacco or the delivery to Lorillard of any Reconstituted Tobacco hereunder, and, specifically there is NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND NEITHER RJRGPI NOR RJRTC SHALL BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES.

13.	MISCELLANEOUS PROVISIONS

13.01 This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns. Neither party shall assign its rights under this Agreement without the written consent of the other party to this Agreement unless the assignment is made to an affiliate or in connection with a merger, consolidation, or sale of all or substantially all of its assets. In the event that either party shall assign this Agreement at any time for any reason, to a party other than an affiliate or in connection with a merger, consolidation, or sale of all or substantially all of its assets, the other party shall have the option to immediately (within thirty (30) days of receipt of the notice of any such new successor or assignee) terminate this Agreement effective six (6) months after written notice to the other party.

13.02 Any and all taxes (other than taxes levied on or measured by income), duties or other charges by any nature imposed upon Lorillard’s inventory of tobacco materials and/or Reconstituted Tobacco by any government authority which shall become payable by reason of Conversion or delivery of Reconstituted Tobacco hereunder shall be deemed for Lorillard’s account, and RJRGPI may either bill the same to Lorillard separately, or add the same to the price of the Reconstituted Tobacco delivered hereunder.

13.03 Each and every one of the provisions of this Agreement is subject to modification by reason of law, ruling, order, or regulation made by a competent governmental authority affecting either party.

13.04 Lorillard and RJRGPI shall conduct their activities in accordance with all laws, rules and regulations of (i) the United States, (ii) the states of the United States in which they operate, and (iii) each other jurisdiction in which they conduct activities and shall signify their understanding by signing the certification attached hereto on Appendix “D.” In their advertising, promotional and marketing efforts, neither party shall make any representations, warranties or commitments binding on the other party without the other party’s prior written consent.

13.05 Lorillard and RJRGPI are aware of the prohibitions upon sales into prohibited countries (as that term is defined and limited in Appendix “D”) (“Prohibited Countries”) and of sales to denied parties, entities and Unverified Parties (as those terms are defined and limited in Appendix “D”) (“Denied Parties, Entities and Unverified Parties”) and are further aware that the Prohibited Countries and Denied Parties, Entities and Unverified Parties may change from time to time. Neither party shall solicit sales or conduct any financial transaction with any persons or companies that it may know or have reason to believe may re-sell to, distribute or transship Products through any of the jurisdictions set forth on the Prohibited Countries list; nor shall either party sell to or conduct any financial transaction with any persons or companies that may be listed in the Denied Parties, Entities and Unverified Parties lists; nor shall either party sell to anyone that it knows or has reason to believe may re-sell to a person or entity set forth on the Denied Parties, Entities and Unverified Parties lists.

13.06 Lorillard and RJRGPI are aware of the terms and restrictions imposed by the U.S. Department of Commerce’s and U.S. Internal Revenue Antiboycott Laws and agree to abide by those laws as provided more specifically in Appendix “D.”

13.07 Lorillard and RJRGPI are aware of the terms and restrictions imposed by the U.S. Foreign Corrupt Practices Act (FCPA) and agree to abide by that law as provided more specifically in Appendix “D.”

13.08 All material notices given by either party to the other party under the provisions of this Agreement shall be forwarded to and effective upon receipt by:

R. J. REYNOLDS GLOBAL PRODUCTS, INC.

401 N. Main Street

Winston-Salem, NC 27101

Attn: Vice President, RJRGPI

With copy to:

R. J. REYNOLDS TOBACCO COMPANY

401 N. Main Street

Winston-Salem, NC 27101

Attn: General Counsel

LORILLARD TOBACCO COMPANY

714 Green Valley Road

Greensboro, NC 27408

Attn: Vice President, General Counsel

LORILLARD TOBACCO COMPANY

P.O. Box 21688

2525 E. Market Street

Greensboro, NC 27420-1688

Attn: Vice President, Leaf Operations

or at such other addresses that either party may from time to time designate by written notice as its address or addresses for the purposes thereof.

13.09 This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina. The parties hereto hereby agree that all actions or proceedings initiated by any party hereto arising directly or indirectly out of this Agreement or related directly or indirectly to the sale of Reconstituted Tobacco by RJRGPI to Lorillard shall be litigated only in the Superior Court for Forsyth County, North Carolina with a request that the case be assigned to the

Honorable Ben F. Tennille (or his successor), The Special Superior Court Judge For Complex Business Cases. Each party hereto hereby expressly submits and consents in advance to such jurisdiction and venue in any action or proceedings commenced by any party hereto in such Court; agrees that jurisdiction and venue is proper in such Court; and agrees that such service of the summons and complaint may be made by registered mail, return receipt request, addressed to the party hereto being served at the address for such party set forth in Section 13.08 hereof. Each party hereto waives any claim that said court is an inconvenient forum or an improper forum based on lack of venue.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto by their duly authorized respective officers as of the Effective Date set forth in the Preamble above.

R.J. REYNOLDS GLOBAL PRODUCTS, INC.

By:	/s/ John A. Scarritt
Name: Title: Date:	John A. Scarritt President 9/02/04

LORILLARD TOBACCO COMPANY

By:	/s/ Ronald S. Milstein
Name: Title: Date:	Ronald S. Milstein Vice President 8/20/04

In order to induce Lorillard into this Agreement, R.J. Reynolds Tobacco Company (“RJRTC”) hereby guarantees and secures any and all of R.J. Reynolds Global Products, Inc.’s (“RJRGPI”) performance obligations under this Agreement, in the event that RJRGPI fails to perform. In the event of default by RJRGPI, RJRTC waives any right to require that any action be brought against RJRGPI or to require that resort be had to any other right before an action for specific performance, damages, or any other available remedy may be brought directly against RJRTC.

R.J. REYNOLDS TOBACCO COMPANY

By:	/s/ Dan Snyder
Name: Title: Date:	Dan Snyder EVP Operations 9/2/04

Exhibits to the Agreement

Appendix “A” Lorillard’s Specifications

Appendix “B” Quantities and Prices per Pound

Appendix “C” Sample Notice Letter of Future Amendments to Appendix “A”

Appendix “D” General Summary of U.S. Export Control Laws

APPENDIX A

[**] [Four pages have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.]

APPENDIX B

The price per pound for the Conversion of Lorillard’s tobacco raw materials into Reconstituted Tobacco for the first three (3) years of the contract period referenced in Section 4.01 will be $[**]. Thereafter, the price per pound for year four (4) will be $[**]. The price per pound for year five (5) will be [**].

APPENDIX C

Sample Notice Letter of

Future Amendments to Appendix A

[date]             .

[name]

R. J. Reynolds Global Products, Inc.

401 N. Main Street

Winston-Salem, NC 27102

RE: Lorillard Specification Changes Amending Appendix A of the Supply Agreement for Reconstituted Tobacco, between R. J. Reynolds Global Products, Inc. and Lorillard Tobacco Company, dated            , 2004 (“Agreement”).

Dear                     :

Enclosed is our new specification for the following: XXXXX

This change in specification amends Appendix A of the Agreement and is effective as of [date]             .

Please sign the enclosed copy of this letter to acknowledge receipt and acceptance of this revision and return to me at the following address:

Vice President, Leaf Operations

P.O. Box 21688

2525 E. Market Street

Greensboro, NC 27420-1688

If you take exception to any part of this revision, please define your exceptions in writing to me at the above address within ten (10) business days from the date of this letter.

Acknowledged and accepted this

            day of             , 200     by a duly                                    Sincerely,

authorized representative of

R. J. Reynolds Global Products, Inc.

signature

name

APPENDIX D

U.S. International Trade Laws

List of Prohibited Countries

U.S. export control laws and regulations impose a general embargo on trade with, exports to, transshipments through, and financial transactions involving the following Prohibited Countries: Cuba, Iran, Libya, Sudan, and Myanmar (Burma) (collectively, “Prohibited Countries”). Lorillard acknowledges that this list of Prohibited Countries changes on an irregular basis and Lorillard agrees that it is responsible for regular monitoring of changes in this list of Prohibited Countries. Other, more limited U.S. trade embargoes also exist and Lorillard agrees that it is responsible for complying with all aspects of these embargoes as described more fully on the internet site at: http://www.treas.gov/offices/enforcement/ofac/.

Denied Parties

U.S. export controls also prohibit exports to and financial transactions with individuals, companies and organizations identified on a list of Denied Parties specifically identified as “Specially Designated Nationals” (SDN), published by the Department of Treasury’s Office of Foreign Assets Control (OFAC) at (http://www.treas.gov/offices/enforcement/ofac/sdn/index.html). Moreover, the Department of Commerce also publishes “Denied Parties,” “Entities” and “Unverified Parties” lists of companies and individuals who are prohibited from involvement in U.S. export or re-export transactions (http://www.bxa.doc.gov/). Each of the lists identified above is updated on an irregular, but sometimes frequent, basis and Lorillard agrees that it is responsible for regular monitoring of changes in these lists and compliance with requirements not to export to or conduct financial transactions with any entity identified on these lists without an export license obtained from the United States government.

Antiboycott Laws

The U.S. Department of Commerce and the U.S. Internal Revenue Service enforce Antiboycott laws and regulations that prohibit cooperation with foreign embargoes that are not endorsed by the United States Government. The U.S. Antiboycott laws are aimed particularly at preventing cooperation with the Arab League boycott of Israel. These laws prohibit agreements to cooperate with such boycotts and actions to support such boycotts. These laws also require reporting to the U.S. government of operations in countries enforcing such embargoes and reporting of certain requests to cooperate with such embargoes. Lorillard agrees that it will strictly comply with the requirements of U.S. Antiboycott laws and regulations.

Foreign Corrupt Practices Act

(1)

RJRGPI is willing to consider Orders to Manufacture from Lorillard, in part, because of Lorillard’s experience and business acumen and Lorillard’s agreement to comply with applicable laws. In light of Lorillard’s qualifications, RJRGPI believes and expects that Lorillard will act ethically and avoid any activity that might result in a violation of the U.S. Foreign Corrupt Practices Act (FCPA) or other applicable U.S. or local law, including foreign laws implementing the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (the “International Antibribery Convention”), which prohibit the same activities as are prohibited under the FCPA.

(2)	Lorillard affirms that it will not, in connection with the transactions contemplated by this Agreement or in connection with any other business transaction involving RJRGPI, make or promise to make any payment, or transfer anything of value, directly or indirectly: (i) to any governmental official or employee (including employees of government corporations and employees of public international organizations), (ii) to any political party, official of a political party or candidate, (iii) to an intermediary for payment to any of the foregoing, (iv) to any officer, director, employee, or representative of any actual or potential customer of RJRGPI, (v) to any officer, director or employee of RJRGPI or any of its affiliates, or (vi) to any other person or entity if such payment or transfer would violate the laws of the country in which made or the laws of the United States. It is the intent of the parties that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage. This section shall not, however, prohibit normal and customary business entertainment or the giving of business mementos of nominal value.

(3)	The U.S. Foreign Corrupt Practices Act makes it unlawful, among other things, for a U.S. company or anyone acting on its behalf to make or offer payment, promise to pay, or authorize the payment of anything of value to: (i) any officer or employee of, or any person acting in an official capacity for, a foreign government or any department, agency or corporation thereof, or any public international organization or foreign political party, party official or candidate; or (ii) any person, while knowing that all or a portion thereof will be given or promised, directly or indirectly, to anyone described in (i) above, for the purpose of: (a) influencing any act or decision by such person in his official capacity, inducing such person to violate his lawful duty, or securing any improper advantage; or (b) inducing him to use his influence with a foreign government to affect, either by action or inaction, any act or decision of such government to obtain or retain business for any person. In compliance with one of its obligations imposed by Section 7.1 of the Agreement, Lorillard confirms its understanding of the provisions of the entire Foreign Corrupt Practices Act, and agrees to comply with those provisions and to take no action that might cause RJRGPI to be in violation of the Act.

(4)	Lorillard agrees that should it learn of or have reason to know of any payment, offer, or agreement to make a payment to a government official, political party, or political party official or candidate for the purpose of maintaining or securing business for RJRGPI, it will immediately advise RJRGPI in writing of such knowledge or suspicion.

(5)

Lorillard affirms that it has represented to RJRGPI that no government official, political party official or candidate or immediate family member of such an official or candidate has any ownership interest, direct or indirect, in Lorillard or in the contractual relationship established by this Agreement. In the event that during the term of this Agreement there is acquisition of an interest in Lorillard or in this Agreement by such an official or candidate, or immediate family member of an official or candidate, in compliance with one of its obligations imposed by Section 7.1 of the Agreement, Lorillard agrees to make immediate written disclosure to RJRGPI and agrees that this Agreement will become subject to termination at the discretion of RJRGPI. For the purposes of this Agreement, “government official” means any officer or employee of any

non-U.S. government or any department, agency, corporation or instrumentality thereof or of any public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, instrumentality or public international organization.

(6)	Lorillard affirms that it has represented to RJRGPI that no employee, officer, or director of Lorillard, or any consultant or agent of Lorillard who will be involved in Lorillard’s work for RJRGPI, is a government official, political party official or candidate, or an immediate family member of such an official or candidate. In the event that during the term of this Agreement there is a change in the information contained in this paragraph, Lorillard agrees to make immediate disclosure to RJRGPI and that this Agreement will become subject to termination at RJRGPI’s discretion.